MAGENTOTECH LLC
UNIT OPTION PLAN
Section 1.    Purpose
MagentoTech LLC (the “Company”), a Delaware limited liability company, has adopted the MagentoTech LLC Unit Option Plan (the “Plan”) effective as of the date indicated in Section 9 hereof (the “Effective Date”). The purposes of the Plan are to provide financial incentives to and to encourage selected employees, non-employee operating committee members, non-employee directors and consultants of the Company or any Subsidiary to acquire a proprietary interest in the growth and performance of the Company and its Subsidiaries and to enhance the ability of the Company and its Subsidiaries to attract, retain and reward qualified individuals.
Section 2.    Definitions
As used in the Plan, the following terms shall have the meanings set forth below:
(a)    “Accredited Investor” shall mean an “accredited investor,” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder.
(b)    “Affiliate” shall mean, with respect to a person or entity, a person that directly or indirectly controls, or is controlled by, or is under common control with, such person or entity.
(c)    “Cause” shall mean the Participant's having engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of his or her duties to the Group, which, if capable of being cured, is not cured to the reasonable satisfaction of the Company within 30 days after the Participant receives from the Company written notice of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Company, which is not cured to the reasonable satisfaction of the Company within 30 days after the Participant receives from the Company written notice of such failure or refusal; (C) any indictment for, conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses the effect of which do not materially affect the performance of the Participant's duties) or (2) any crime (whether or not a felony) involving fraud, theft, breach of trust or similar acts, whether of the United States or any state thereof or any similar foreign law to which the Participant may be subject; or (D) any willful failure to comply with any written rules, regulations, policies or procedures of any member of the Group which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Group, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Company within 30 days after the Participant receives from the Company written notice of such failure. If the Group terminates the Participant's Employment for Cause, the Company shall provide written notice to the Participant of that fact on or before the termination of employment. If, within 60 days following the termination, the Group first discovers facts that would have established “Cause" for termination, and those facts were not known by the Group at the time of the termination, then the Company may provide the Participant with written notice, including the facts establishing that the purported “Cause" was not known at the time of the termination, in which case the Participant's termination of Employment will be considered a for "Cause" termination.
(d)    “Change in Control” shall mean any transaction or series of related transactions (including the consummation of a merger, unit purchase, recapitalization, redemption, issuance of capital stock, consolidation, reorganization or otherwise) pursuant to which (i) the equity holders of Parent immediately before such transaction own (together with their affiliates), immediately following such transaction, securities representing fifty percent (50%) or less of the combined voting power of the outstanding voting securities of the entity surviving or resulting from such transaction, or (ii) Parent sells all or substantially all of the assets of the Parent and its Subsidiaries on a consolidated basis.
(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
(f)    “Committee” shall mean the Compensation Committee of the Operating Committee of the Company, unless otherwise specified by the Operating Committee, in which event the Committee shall be as specified by the Operating Committee, which Committee shall administer the Plan and perform the functions set forth herein. If there is no Compensation Committee and the Operating Committee does not specify otherwise, the Committee shall mean the Operating Committee.
(g)    “Employment” shall mean (a) a Participant's employment if the Participant is an employee of any member of the Group, (b) a Participant's services as a consultant or non-employee contractor, if the Participant is a consultant to, or non-employee contractor providing services for, any member of the Group and (c) a Participant's services as a non-employee operating committee member or director, if the Participant is a non-employee member of the operating committee or similar governing body of any member of the Group. Unless otherwise determined by the Committee, a Participant's employment shall be deemed terminated if such Participant's status changes from that of an employee to an independent contractor. A Participant's employment shall not be deemed terminated if such Participant continues to or commences to provide services as an operating committee member or a director to the Company (as the case may be) or any of its Subsidiaries immediately following the termination of services as an employee.
(h)    “Fair Market Value” shall mean, as of any date: (a) if the Units are not listed on a nationally recognized stock exchange, the value of such Units on that date, as determined by the Operating Committee or the audit committee, as applicable, in its good faith discretion taking into account the requirements of Section 409A of the Code; or (b) if the Units are listed or admitted to unlisted trading privileges on a nationally recognized stock exchange, the closing price of the Units as reported on the principal nationally recognized stock exchange on which the Units are traded on such date, or if no Unit prices are reported on such date, the closing price of the Units on the next preceding date on which there were reported Unit prices.
(i)    “Group” shall mean the Parent and the Parent's direct and indirect Subsidiaries.
(j)    “IPO” means the initial firm commitment underwritten offering (or series of related offerings) of securities of any member of the Group to the public pursuant to an effective registration statement (or statements) after which there is an active trading market in such securities.
(k)    “LLC Agreement” shall mean the Amended and Restated Limited Liability Company Agreement of the Company as amended from time to time.
(l)    “Operating Committee” shall mean the Operating Committee of the Company.
(m)    “Option” shall mean an option to purchase one or more Units granted under the Plan.
(n)    “Option Agreement” shall mean, with respect to any particular Option, the written document that sets forth the terms of that particular Option.
(o)    “Parent” shall mean Magenlux MIPCo S.ar.1., a societe a responsabilite limitee organized and existing under the laws of Grand Duchy of Luxembourg, having its registered office at 488, route de Longwy, L-1940 Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 200 440, together with any successor or permitted assignee thereof.
(p)    “Participant” shall mean an employee, non-employee operating committee member, director or consultant of the Company or any Subsidiary of the Company (as the case may be) who has been granted an Option under the Plan.
(q)    “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
(r)    “Qualifying IPO” shall mean an IPO after which the holders of interests in Parent own interests directly in the entity the securities of which are publicly traded or, if elected by the Committee in its sole discretion, any other IPO.
(s)    “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder.

(t)    “Subsidiary” shall mean, in respect of any entity, any direct or indirect subsidiary company of such entity, whether now or hereafter existing.
(u)    “Trigger Event" shall”mean a Change in Control or a Qualifying IPO.
(v)    “Unit's” shall mean the units of the Company, and any and all securities of any kind whatsoever of the Company which may be issued after the date hereof in respect of, or in exchange for, such units of the Company pursuant to a merger, consolidation, stock split, stock dividend or recapitalization of the Company or otherwise.
Section 3.    Administration
(a)Generally. The Plan shall be administered by the Committee. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Option shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including the Company or any Subsidiary, any Participant, any holder or beneficiary of any Option, any holder of a Unit of the Company and any employee of the Company or any Subsidiary.
(b)Powers. Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the number of Units to be covered by Options; (iii) determine the terms and conditions of any Option; (iv) determine whether, to what extent, and under what circumstances Options may be settled or exercised in cash, Units or other property, or canceled, forfeited, or suspended, and the method or methods by which Options may be settled, exercised, canceled, forfeited, or suspended; (v) interpret and administer the Plan and any instruments or agreements relating to, Options granted under, the Plan; (vi) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
In the exercise of its discretion, the Committee is under no obligation to make uniform determinations and/or interpretations as to any issue relating to any Participant or group of Participants (whether or not such Participants are similarly situated). No member of the Committee, nor any Person to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to the Plan or Options made thereunder, and each member of the Committee shall be fully indemnified, held harmless and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination made in good faith, to the extent permitted by applicable law and, in addition, to the extent provided in the LLC Agreement or any other agreement between any such member and the Company. The foregoing right of indemnification shall inure to the benefit of the heirs, executors or administrators of each such member of the Committee and shall be in addition to all other rights to which such member of the Committee would be entitled to as a matter of law, contract or otherwise.
All decisions made by the Committee pursuant to the provisions of the Plan will be final and binding on all persons, including the Company and Participants.
The acts by members holding a majority of the votes held by members of the Committee at any meeting shall be the acts of the Committee; provided, that, if at any time the Committee is the Operating Committee, the acts by members holding a majority of the votes held by the members of the Operating Committee present at any meeting shall be the acts of the Committee.
Section 4.    Units Available for Options
(a)    Units Available. Subject to adjustment as provided in Section 4(b), the maximum aggregate number of Units which may be issued pursuant to the exercise of Options shall be 12,565,800. To the extent that an Option granted ceases to remain outstanding by reason of termination of rights granted thereunder or forfeiture, the Units subject to such Option shall again become available for issuance under the Plan.
(b)    Adjustments. In the event that the Committee shall determine that any change in corporate capitalization, such as an extraordinary dividend or other distribution of Units, or a corporate transaction, such as a spin-off, recapitalization, merger, consolidation, reorganization or partial or complete liquidation of the Company or other similar corporate transaction or event, that affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made under the Plan, adjust any or all of (i) the number and type of securities or other equity interests which thereafter may be made the subject of Options, (ii) the number and type of securities or other equity interests subject to outstanding Options, and (iii) the grant, purchase, or exercise price or any other terms of any Option or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Option in exchange for cancellation of such Option or provide for the cancellation of outstanding Option without payment (in cash or otherwise) in respect thereof. Notwithstanding the foregoing, any adjustments in connection with a Change in Control shall be governed by Section 4(c) hereof and not this Section 4(b). Any adjustments made pursuant to this Section 4(b) need not be identical for all Participants or for all classes of Participants, and the Committee's determination shall be final, binding and conclusive for all purposes of the Plan and each Option Agreement entered into under the Plan.
(c)    Change in Control. Upon the occurrence of a Change in Control, the Committee may, in its discretion, (i) cancel any or all Options outstanding at such time in exchange for a payment (in cash and/or other substitute consideration) to the holders of affected Options in respect of each Unit covered by the Option being cancelled in an amount equal to the excess, if any, of the per Unit price paid or distributed to equity holders of the Company, as applicable, in the transaction (the value of any non-cash consideration to be determined by the Committee in its good faith discretion) over the exercise price of the Option; provided, that, if the amount determined pursuant to this sentence is zero or less, the affected Option may be cancelled without any payment therefor, or (ii) provide for, in connection with such transaction, the assumption or continuation of such Options by, or the substitution for such Options, with new options or substitute options of the surviving, successor or resulting entity, or a parent or subsidiary thereof, with such adjustments as to the number and kind of shares or other securities or property subject to such new options or substitute options, option exercise prices, and other terms of such new options or substitute options as the Committee shall provide. In such latter event, the Plan and unexercised Options theretofore granted or the new options or substitute options substituted therefor shall continue in the manner and under the terms provided in the Plan and the applicable Option Agreements.
Section 5.    Eligibility
In determining the individuals to whom Options shall be granted and the number of Units to be covered by each Option, the Committee shall take into account the nature of his or her duties and present and potential contributions to the success of the Company and such other factors as it shall deem relevant in connection with accomplishing the purposes of the Plan. A Participant who has been granted an Option or Options under the Plan may be granted an additional Option or Options.
Section 6.    Options
The Committee is hereby authorized to grant Options to Participants upon the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:
(a)Exercise Price. The exercise price per Unit purchasable under an Option shall not be less than the Fair Market Value of one Unit at the time the Option is granted.
(b)Option Term. The term of each Option shall be fixed by the Committee but shall not exceed ten (10) years from the date of grant.
(c)Time and Method of Exercise. The Committee shall determine the time or times at which the right to exercise an Option may vest and become exercisable, and the method or methods by which, and the form or forms in which, payment of the option price with respect to exercises of such Option may be made or deemed to have been made, which may include cash or such other consideration as deemed appropriate by the Committee. If, at the time of grant of an Option, a Participant is not an Accredited Investor, the Participant shall be required to provide no less than thirty (30) days' notice of intent to exercise an Option prior to such exercise. Notwithstanding the foregoing, in no event shall any Option or portion thereof be exercisable prior to the occurrence of a Trigger Event, and any Option Agreement that provides otherwise shall be void ab initio.
(d)Limits on Transfer of Options. No Option and no right under any such Option shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution, and such Option, and each right under any such Option, shall be exercisable during the Participant's lifetime, only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative. No Option and no right under any such Option, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Options may be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Option Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.
Section 7.    Amendment and Termination
Except to the extent prohibited by applicable law:
(a)Amendments to the Plan. The Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Committee, but no amendment without the approval of the equity holders of the Company shall be made if such approval would be required under any law or rule of any governmental authority, stock exchange or other self-regulatory organization to which the Company may then be subject.
(b)Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Option in the manner and to the extent it shall deem desirable to carry the Plan into effect.
Section 8.    General Provisions
(a)No Rights to Options. No Participant shall have any claim to be granted any Option under the Plan, and there is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Options under the Plan. The terms and conditions of Options need not be the same with respect to each recipient.
(b)No Right to Employment. The grant of an Option shall not be construed as giving a Participant the right to be retained in the employ of or to continue to provide services to the Company or any Subsidiary. Further, the Company or a Subsidiary, as applicable, may at any time dismiss a Participant from employment or service, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Option Agreement.
(c)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable United States Federal law.
(d)Severability. If any provision of the Plan or any Option is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or would disqualify the Plan or any Option under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan, such provision shall be deemed void, stricken and the remainder of the Plan and any such Option shall remain in full force and effect.

(e)Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision hereof.
(f)    Tax Withholding. The Company and an applicable Subsidiary are authorized to withhold from any payment relating to an Option under the Plan the minimum amounts of taxes required by law to be withheld in connection with any transaction involving an Option, and to take such other action as the Committee may deem advisable to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Option. This authority shall include authority to withhold or receive Units or other property or cash payments otherwise due to the Participant in respect thereof in satisfaction of a Participant's tax obligations.
Section 9.    Effective Date of the Plan
The Plan will be effective as of the date of its adoption by the Committee (the “Effective Date”), subject only to the approval by the affirmative vote of the holders of a majority of the securities of the Company present, or represented, and entitled to vote at a meeting of security holders duly held in accordance with the applicable laws of the State of Delaware within twelve months after the adoption of the Plan by the Committee.
Section 10.     Term of the Plan
The Plan shall continue until the earlier of (i) the date on which all Options issuable hereunder have been issued, (ii) the termination of the Plan by the Committee or (iii) the 10th anniversary of the Effective Date. However, unless otherwise expressly provided in the Plan or in an applicable Option Agreement, any Option theretofore granted may extend beyond (and be exercisable after) such date of termination and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Option or to waive any conditions or rights under any such Option, and the authority of the Committee to amend the Plan, shall also extend beyond such date of termination.

ANNEX A
(Provisions Applicable to Options Issued in California)
To the extent not in accordance with the foregoing, the following shall govern all options granted and securities sold to residents of California:

1.	Options shall be exercisable for not more than 120 months from the date the option is granted.

2.
Options granted pursuant to the plan shall not be transferred other than by will, by the laws of descent and distribution, to a revocable trust, or as permitted by Rule 701 of the Securities Act of 1933, as amended (17 C.F.R. 230.701).

3.
The number of securities purchasable pursuant to any option and the exercise price thereof, shall be proportionately adjusted in the event of a unit split, reverse unit split, unit dividend, recapitalization, combination, reclassification or other distribution of the issuer's equity securities without the receipt of consideration by the issuer, of or on the issuer's class or series of securities underlying the option.

4.
Unless the grantee's employment is terminated for cause as defined by applicable law, the right to exercise the option in the event of termination of employment, to the extent that the Participant is entitled to exercise on the date employment terminates, shall continue until the earlier of the option expiration date or (1) at least 6 months from the date of termination if termination was caused by death or disability, or (2) at least 30 days from the date of termination if termination was caused by other than death or disability.

5.	The Plan must be approved by a majority of the outstanding securities entitled to vote by the

6.
later of (1) within twelve (12) months before or after the date the Plan is adopted, or (2) prior to or within twelve (12) months of the granting of any option under the Plan in California. Securities issued pursuant to the Plan shall not be counted in determining whether such approval is obtained.

7.	No options may be granted more than 10 years from the date the plan or agreement is adopted or the date the plan or agreement is approved by the issuer's security holders, whichever is earlier.

AMENDMENT TO THE MAGENTOTECH LLC
UNIT OPTION PLAN
WHEREAS, MagentoTech LLC (the “Company”), a Delaware limited liability company, sponsors the MagentoTech LLC Unit Option Plan (the “Plan”);
WHEREAS, Section 7 of the Plan provides that the Committee may amend the Plan, subject to certain limitations therein;
WHEREAS, consistent with Section 7 of the Plan, the increase in the number of Units available under Section 4(a) of the Plan is required to be approved by the equity holder of the Company in order to comply with certain securities laws;
WHEREAS, the Committee and the equity holder of the Company each desires to amend the Plan as set forth herein and increase the number of Units available under Section 4(a) of the Plan;
WHEREAS, capitalized terms that are not defined herein shall have the meanings set forth in the
Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 4(a) is deleted in its entirety and replaced by the following:
“Subject to adjustment provided in Section 4(b), the maximum aggregate number of Units which may be issued pursuant to the exercise of Options shall be 16,968,575.”

2.
Governing Law. The validity, construction and effect of the amendment to the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable United States Federal law.

3.	All other provisions of the Plan shall remain in full force and effect.

AMENDMENT No.2 TO THE MAGENTOTECH LLC
UNIT OPTION PLAN
WHEREAS, MagentoTech LLC (the “Company”), a Delaware limited liability company, sponsors the MagentoTech LLC Unit Option Plan (the “Plan”);
WHEREAS, Section 7 of the Plan provides that the Committee may amend the Plan, subject to certain limitations therein;
WHEREAS, consistent with Section 7 of the Plan, the increase in the number of Units available under Section 4(a) of the Plan is required to be approved by the equity holder of the Company in order to comply with certain securities laws;
WHEREAS, the Committee and the equity holder of the Company each desires to amend the Plan as set forth herein and increase the number of Units available under Section 4(a) of the Plan;
WHEREAS, capitalized terms that are not defined herein shall have the meanings set forth in the
Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 4(a) is deleted in its entirety and replaced by the following:
“Subject to adjustment provided in Section 4(b), the maximum aggregate number of Units which may be issued pursuant to the exercise of Options shall be 17,714,575.”

2.
Governing Law. The validity, construction and effect of the amendment to the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable United States Federal law.

3.	All other provisions of the Plan shall remain in full force and effect.

AMENDMENT No.3 TO THE MAGENTOTECH LLC
UNIT OPTION PLAN
WHEREAS, MagentoTech LLC (the “Company”), a Delaware limited liability company, sponsors the MagentoTech LLC Unit Option Plan (the “Plan”);
WHEREAS, Section 7 of the Plan provides that the Committee may amend the Plan, subject to certain limitations therein;
WHEREAS, consistent with Section 7 of the Plan, the increase in the number of Units available under Section 4(a) of the Plan is required to be approved by the equity holder of the Company in order to comply with certain securities laws;
WHEREAS, the Committee and the equity holder of the Company each desires to amend the Plan as set forth herein and increase the number of Units available under Section 4(a) of the Plan;
WHEREAS, capitalized terms that are not defined herein shall have the meanings set forth in the
Plan;
NOW, THEREFORE, the Plan is hereby amended as follows:

1.	The first sentence of Section 4(a) is deleted in its entirety and replaced by the following:
“Subject to adjustment provided in Section 4(b), the maximum aggregate number of Units which may be issued pursuant to the exercise of Options shall be 18,763,153.”

2.
Governing Law. The validity, construction and effect of the amendment to the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware and applicable United States Federal law.

3.	All other provisions of the Plan shall remain in full force and effect.